Exhibit 99.1

Robert S. Kenney	Mailing Address
Vice President	P.O. Box 7442
Regulatory Affairs	San Francisco, CA 94120

Street/Courier Address
77 Beale Street
San Francisco, CA 94105

Tel: (415) 973-2500
Email: Robert.Kenney@pge.com

June 4, 2018

Alice Stebbins
Executive Director
California Public Utilities Commission
505 Van Ness Avenue
San Francisco CA 94102

Re:	Pacific Gas and Electric Company‘s Request for an Extension of Time to File Test Year 2020 General Rate Case Application

Dear Ms. Stebbins:

Pursuant to Rule 16.6 of the Rules of Practice and Procedure of the California Public Utilities Commission, Pacific Gas and Electric Company (PG&E) respectfully requests an extension of time of up to four months – from September 1, 2018 to January 1, 2019 – to file its Test Year 2020 General Rate Case application. The Rate Case Plan, Decision 14-12-025 (Table 4), requires PG&E to file its General Rate Case application by September 1, 2018.

PG&E requests this extension because it is facing extraordinary uncertainties that could significantly impact the content of PG&E’s 2020 General Rate Case application. Specifically, the nature and extent of the work we would perform may be less than current expectations.

As Governor Brown remarked in his 2018 State of the State address, California is facing a “profound and growing challenge” of extreme weather and fires. The 2017 Northern California Wildfires have created tremendous uncertainty regarding the company’s potential liabilities under the state’s inverse condemnation policy. This uncertainty could impact the company’s access to the financing needed to support the capital investment plans in the 2020 General Rate Case. The outcome of the legislative session could have a significant impact in either resolving or continuing the uncertainty affecting access to capital. It is, therefore, critical to understand the outcome prior to submitting our plans in the General Rate Case.

PG&E’s need to invest in and enhance its infrastructure, including new and innovative approaches to address the growing wildfire risk, requires PG&E to continue to raise new capital to fund these investments. Over the last five years, PG&E and PG&E Corporation together have raised $2 to $3 billion per year in debt and equity to fund these types of investments and to refinance earlier investments. PG&E’s ability to raise capital, however, is impacted by ongoing uncertainty associated with both the 2017 Northern California Wildfires and future risks resulting from climate change. These uncertainties have led to credit rating downgrades with ongoing scrutiny and weakened demand for PG&E Corporation stock. These financial uncertainties could impact the amount of work PG&E can commit to financing in the 2020 General Rate Case period.

Alice Stebbins
Executive Director
June 4, 2018

Governor Brown and other legislative leaders are working on legislation to respond to increased threats of natural disasters caused by climate change. They have acknowledged “[i]t is critical we take strong and comprehensive action to protect all Californians from the threat of natural disasters and climate change.” Solutions under consideration include: review of utility and public infrastructure to determine that it is designed, constructed and operated to maximize resiliency to extreme weather events and natural disasters, and updating liability rules and regulations for utility services in light of changing climate and the increased severity and frequency of weather events. The outcome of the legislative session may fundamentally change the plan that PG&E will present to the Commission for approval for 2020 and beyond.

The extension of time to file PG&E’s 2020 General Rate Case until no later than January 1, 2019 would allow PG&E to prepare proposals that more fully consider these complex financial issues and the results of the current legislative session, which will not be completed until September 30, 2018, the deadline for the Governor to sign bills approved by the Legislature.

Please let me know as soon as possible if you have any questions about this request.

Sincerely,

Robert S. Kenney

Cc:
Arocles Aguilar, General Counsel
Anne Simon, Chief Administrative Law Judge
Edward Randolph, Director, Energy Division
Elizaveta Malashenko, Director, Safety and Enforcement Division
Service Lists: R.13-11-006, A.15-09-001 and I.17-11-003